EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-61660, No. 333-26805, No. 333-28997, No. 333-54186, No. 333-66889, No. 333-76207, No. 333-103183, No. 333-101744 and No. 333-136798) on Form S-8  and (No. 333-84488) on Form S-3  of Benchmark Electronics, Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Benchmark Electronics, Inc. Our reports refers to a change in the method of accounting for uncertain tax positions in 2007 and a change in the method of accounting for share based payments in 2006.

(signed) KPMG LLP
Houston, Texas
February 27, 2008